Cannell Capital LLC

245 Meriwether Circle

Alta, WY 83414

☏ Tel (307) 733-2284 📠 Fax (307) 264-0600

✉ info@cannellcap.com

February 9, 2016

By Facsimile, Email and Overnight Courier
Corporate Secretary
Build-A-Bear Workshop
1954 Innerbelt Business Center Drive,
St. Louis, Missouri 63114

Re: Notice of Intention to Present Business and Nomination

Ladies and Gentlemen:

Tonga Partners, L.P., a Delaware limited partnership (the “Nominating Person”), is a stockholder of Build-A-Bear Workshop, a Missouri corporation (the “Company”). The term Nominating Person includes the term Proposing Person when referring to Build-A-Bear Workshop. As of the date hereof, the Nominating Person is the record holder of 1,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). In accordance with Article I of the Company’s Amended and Restated By-Laws dated August 12, 2004 (the “By-Laws”), the undersigned hereby notifies the Secretary of the Company of its intent to nominate (2) people for directorship (the “Nomination”) at the first Annual Meeting of Stockholders of the Company after the date hereof (the “Annual Meeting”).

All information set forth herein is as of the date hereof.

A. INFORMATION RELATING TO THE NOMINEES

As stated above, the Nominating Person is hereby providing notice of its intent to nominate Gus Halas (“Halas”) and Timothy E. Brog (“Brog” and together with Halas, the “Nominees”) at the Annual Meeting to stand for election to the Board of Directors of the Company.

It is the Nominating Person’s intention that the Nominees stand for election to replace two directors up for election by holders of Common Stock at the Annual Meeting. If the Company’s Board of Directors (the “Company Board”) fixes the number of nominees to be elected by holders of Common Stock at the Annual Meeting at other than two, the Nominating Person shall adjust the number of its nominees accordingly.

In accordance with Article I of the By-Laws, set forth below is: (A) all information with respect to the Nominees that would be required to be set forth in a stockholder’s notice pursuant to Section 11 of such Article if the Nominees were a Nominating Person, (B) all information relating to the Nominees that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the Nominees’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) or any Nominating Person, on the one hand, and each Nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

1.	WRITTEN CONSENT OF NOMINEES TO NOMINATION
	See Exhibit 1 - A and Exhibit 1- B attached hereto.
2.	NAME, AGE, BUSINESS ADDRESS AND RESIDENCE ADDRESS OF NOMINEES
	Nominee	Age	Business Address	Residence Address

	Gus Halas	64	38 Pheasant Run Place Danville, CA 94506	38 Pheasant Run Place Danville, CA 94506

	Timothy E. Brog	52	351 West Hill Road Stamford, CT 06902	351 West Hill Road Stamford, CT 06902

3.	PRINCIPAL OCCUPATION OR EMPLOYMENT OF THE NOMINEES
Gus Halas, age 64, serves as a Director of Triangle Petroleum, Madalena Energy, Optimize Rx, School Specialty Inc., and Hooper Holmes. He is currently Consultant at Central Garden and Pet Company. He previously served as the President and Chief Executive Officer of Central Garden and Pet Company from 2011 to 2013. During this time, he increased the stock price by 40% and reduced the real estate footprint by 13%. He was the Chairman, President and Chief Executive Officer of T3 Energy Services from 2003 to 2009. As President, he acquired five companies and increased revenues from $67 million to $285 million annually. Prior to this, he was the President and Chief Executive Officer of Marley Cooling Tower Company from 2001 to 2002. He served as the President and Chief Executive Officer of Clore Automotive from 2002 to 2003. He was the President of Ingersoll-Dresser Pump Company from 1999 to 2000. Mr. Halas received his MBA from IMEDE in Switzerland in 1989 and B.S. from Virginia Polytechnic Institute in Virginia. His vast experience and knowledge managing diverse companies successfully position him as an ideal candidate to serve as Board Member of the Company.

Timothy E. Brog, age 52, is the President of Locksmith Capital. He was the Chairman of the Board of Directors from June 2008 to February 2015, Chief Executive Officer from August 2010 to February 2015 and a director of Peerless Systems Corporation from July 2007. Mr. Brog was the Managing Director of Locksmith Capital Management LLC, the portfolio manager to Locksmith Value Opportunity Fund LP, from September 2007 to August 2010 and the Managing Director of E2 Investment Partners LLC, a special purpose vehicle to invest in Peerless, from March 2007 to July 2008. Mr. Brog was President of Pembridge Capital Management LLC, the portfolio manager of Pembridge Value Opportunity Fund LP, a deep value hedge fund, from June 2004 to September 2007. Mr. Brog was the Managing Director of The Edward Andrews Group Inc., a boutique investment bank from 1996 to 2007. From 1989 to 1995, Mr. Brog was a corporate finance and mergers and acquisitions associate of the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Brog received a J.D. from Fordham University School of Law in 1989 and a B.A. from Tufts University in 1986. Mr. Brog is a Director of Eco-Bat Technologies Limited. Mr. Brog’s legal, investment banking, executive management and financial analysis experience position him well to serve as Board Member of the Company.

4.	CLASS AND NUMBER OF SHARES OF COMMON STOCK HELD OF RECORD AND BENEFICIALLY OWNED BY THE NOMINEES
The following table sets forth the shares of Common Stock which the Nominees may be deemed to beneficially own as of the date hereof. The Nominees, each in his capacity as a director of the Nominating Person, may be deemed to beneficially own all of the shares of Common Stock owned by the Nominating Person. Each Nominee disclaims beneficial ownership of all such shares of Common Stock and does not otherwise own any shares of Common Stock as a record or beneficial owner.

	Nominee	Common Stock	Percent of Class

	Gus Halas	0	0

	Timothy E. Brog	0	0

*Calculation of percentage is based on 16,385,392 shares of Common Stock outstanding, as reported in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 12, 2015.

5.	OTHER INFORMATION REQUIRED BY THE PROXY RULES REGARDING THE NOMINEES
Other information that would be required to be included in a Proxy Statement on Schedule 14A under the Exchange Act in connection with the solicitation of proxies for the election of the Nominees is set forth below. Item numbers correspond to the Items in Schedule 14A.

	Item 5 - Interests of Certain Persons in Matters to be Acted Upon
	(b) See Sections A.2., A.3. and A.4. above.
During the past ten years, the Nominees have not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

To the best of the knowledge of the Nominees and their associates, except for the shares of Common Stock set forth in Section A.4 above, none of such persons has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any shares of Common Stock of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth herein, neither the Nominees nor their associates own any shares of Common Stock of record but not beneficially. The Nominees do not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company. Neither the Nominees nor their associates have any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates may be a party.

No family relationships exist between the Nominees and any Company director or executive officer and the Nominees.

The Nominating Person reserves the right to retain one or more financial advisors or proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Exchange Act.

	Item 6 - Voting Securities and Principal Holders Thereof
	(d) The information required by Item 403 of Regulation S-K with respect to the Nominee is set forth in Section A.4. above.
	Item 7 - Directors and Executive Officers
	(a) The information required by Instruction 4 to Item 103 of Regulation S-K with respect to the Nominees are set forth below:
	The Nominees are not involved in any material pending legal proceeding with respect to the Company.
	(b) The Information required by Items 401, 404(a) and (b), 405 and 407 (d)(4) and 407(d)(5) and 407(h) of Regulation S-K, with respect to the Nominees, is set forth below:
	Item 401:
(c) Identification of Directors. The name and age of the Nominees are set forth above under Section A.2 above. There is no arrangement or understanding between the Nominees and any other person pursuant to which they were or have to be selected as a Nominee or director. The Nominees do not currently hold any position or office with the Company and have never served previously as a director of the Company.

(d) Family Relationships. No family relationship exists between the Nominees, on the one hand, and the Company, a director or executive officer of the Company, on the other hand.

(e) Business Experience. The principal occupation and business experience of the Nominees are set forth above under Section A.3

To the best knowledge of the Nominating Person, the Nominees and their associates, none of the corporations or organizations set forth above is otherwise a parent, subsidiary or other affiliate of the Company

Other than as set forth herein, the Nominees are not a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any registered investment company under the Investment Company Act of 1940.

(f) Involvement in Certain Legal Proceedings.

The Nominees have not been the subject of any order, action or proceeding or otherwise involved in any of the events of the type described in Item 40 l (f).

	Item 404(a):
Since the beginning of the Company’s last fiscal year, neither the Nominees nor any member of their immediate family has any material interest in any transaction, or has any material interest in a proposed transaction, to which the Company or any subsidiary of the Company was or is to be a party and in which the amount involved exceeded $120,000.

	Item 404 (b):
	The Nominees have not had during the Company’s last fiscal year any relationship with the Company or its subsidiaries of the type described in Item 404(b) of Regulation S-K.
	Item 8 - Compensation of Directors and Executive Officers
	The information required by Item 402 of Regulation S-K with respect to the Nominees and their associates is set forth below: The Nominees have not received any compensation from the Company.
6.	DIRECT AND INDIRECT COMPENSATION AND OTHER MATERIAL MONETARY AGREEMENTS , ARRANGEMENTS AND UNDERSTANDINGS DURING THE PAST THREE YEARS, AND ANY OTHER MATERIAL RELATIONSHIPS, BETWEEN OR AMONG THE NOMINATING PERSON, ON THE ONE HAND, AND EACH NOMINEE

Gus Halas

There is no relationship or material monetary agreement between or among the Nominating Person, on the one hand, and Mr. Halas or Mr. Brog.

Gus Halas

There is no relationship or material monetary agreement between or among the Nominating Person, on the one hand, and Mr. Brog or Mr. Halas.

B. INFORMATION REGARDING THE NOMINATING PERSON

1.	NAME AND ADDRESS OF THE NOMINATING PERSON

The name of the Nominating Person is Tonga Partners, L.P. The address of the Nominating Person is 245 Meriwether Circle, Alta, WY 83414. Mr. J. Carlo Cannell, is the Managing Member of Cannell Capital LLC, which serves as the General Partner of and investment advisor to Tonga Partners, L.P.

2.	CLASS AND NUMBER OF SHARES OF COMMON STOCK HELD OF RECORD AND BENEFICIALLY BY THE NOMINATING PERSON

As of the date hereof, the Nominating Person is the record holder of 1,000 shares of the Company’s Common Stock and the beneficial owner of a further 427,911 shares held in the street name. Clients advised by Tonga’s General Partner and investment advisor, Cannell Capital LLC, own in aggregate 1,340,175 shares, inclusive of Tonga’s holdings.

3.	CERTAIN AGREEMENTS AND ARRANGEMENTS

There is no formal agreement, arrangement or understanding with respect to the Nomination or Stockholder Proposal between the Nominating Person, any of its affiliates or associates, the Nominees and or others acting in concert with any of the foregoing, if any.

There is no agreement, arrangement or understanding (including any derivative or short position, profit interest, swap, option, warrant, convertible security, stock appreciation or similar right, hedging transaction, or borrowed or loaned shares) that has been entered into as of the date hereof by, or on behalf of, the Nominating Person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or increase or decrease the share price for the benefit of, or increase or decrease the voting power of, the Nominating Person, with respect to shares of stock of the Company.

The Nominating Person does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company. To the knowledge of the Nominating Person, no affiliate of the Nominating Person owns any securities of the Company, except as set forth above in Section B.1.

4.	REPRESENTATIONS OF THE NOMINATING PERSON The Nominating Person hereby represents that, in each case, as of the date hereof:
(i)	The Nominating Person is a holder of record of stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination.

(ii)	The Nominating Person may, in its sole discretion, determine to take one or more of the following actions: (A) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the Stockholder Proposal and/or elect the Nominees or (B) otherwise to solicit proxies or votes from stockholders in support of the Stockholder Proposal or Nomination. As of the date hereof, the Nominating Person is not part of a group with respect to any of the foregoing; however, the Nominating Person may, in its sole discretion determine to form a group with any other person or entity at a later date.

5.	DESCRIPTION OF ALL ARRANGEMENTS BETWEEN THE NOMINATING PERSON AND THE NOMINEES AND OTHER PERSONS PURSUANT TO WHICH THE NOMINATION IS BEING MADE

Other than what is set forth herein, there are no other arrangements.

6.	OTHER INFORMATION REQUIRED BY THE PROXY RULES REGARDING THE NOMINATING PERSON

Since the beginning of the Company’s last fiscal year, the Nominating Person has not had any material interest in any transaction, and has no material interest in any proposed transaction, to which the Company or any subsidiary of the Company was or is to be a party and in which the amount involved exceeds $120,000. The Nominating Person has not had during the Company’s last fiscal year any relationship with the Company or its subsidiaries of the type described in Item 404(b) of Regulation S-K.

The Nominating Person requests written notice as soon as practicable of any alleged defect in this Notice and reserves the right, following receipt of any such notice, to either challenge, or attempt as soon as practicable to cure, such alleged defect. The Nominating Person reserves the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s stockholders, to revise the Stockholder Proposal or Nominations, or not to present any one or more of the Stockholder Proposals or Nominations.

The Nominating Person agrees to furnish such other information with respect to the Nominee as may reasonably be required by the Company to determine the eligibility of the Nominee to serve as a director of the Company.

Nothing herein shall be deemed to be an admission that the Nominating Person, the Nominee or the beneficial owners of any of the shares of Common Stock held of record by any participants in any proxy solicitation by the Nominating Person pursuant to Regulation 14A under the Exchange Act, constitute a “group” within the meaning of Section 13(d) of the Exchange Act or the rules and regulations thereunder or of any provision of the Delaware General Corporation Law.

Please direct any questions regarding the information included in this Notice to Mr. J. Carlo Cannell, Managing Member of Cannell Capital LLC and Investment Advisor to Tonga Partners, L.P, 245 Meriwether Circle, Alta, Wyoming 83414. Electronic copies of such correspondence should be directed to info@cannellcap.com

IN WITNESS WHEREOF, the Nominating Person has caused this Notice to be duly executed on this 9th day of February, 2016.

TONGA PARTNERS, L.P. By: /s/ J. Carlo Cannell J. Carlo Cannell Managing Member of Cannell Capital LLC The General Partner of Tonga Partners, L.P.

Exhibit 1-A Form of Nominee Consent

Consent to Serve as Director of Build-A-Bear Workshop

To: Corporate Secretary of Build-A-Bear Workshop

The undersigned herby consents (i) to be nominated for election to the Board of Directors of Build-A-Bear Workshop (the “Company”), (ii) to serve as a director of the Company, if he is duly elected by the stockholders thereof, and (iii) to the reference to his name in the Proxy Statement of Build-A-Bear Workshop, and any amendments thereto, in connection with the Annual Meeting of Stockholders of the Company, as a person nominated to serve as a director of the Company.

Dated the 5th day of February, 2016

 /s/ Gus Halas
Gus Halas

Exhibit 1-B Form of Nominee Consent

Consent to Serve as Director of Build-A-Bear Workshop

To: Corporate Secretary of Build-A-Bear Workshop

The undersigned herby consents (i) to be nominated for election to the Board of Directors of Build-A-Bear Workshop (the “Company”), (ii) to serve as a director of the Company, if he is duly elected by the stockholders thereof, and (iii) to the reference to his name in the Proxy Statement of Build-A-Bear Workshop, and any amendments thereto, in connection with the Annual Meeting of Stockholders of the Company, as a person nominated to serve as a director of the Company.

Dated the 4th day of February, 2016

 /s/ Timothy E. Brog
Timothy E. Brog